EXHIBIT 99

FOR IMMEDIATE RELEASE
Contacts:  Louis Adams/Chris Barnes, Media Relations            Lynn Schweinfurth, Investor Relations
                (972) 770-4967/(972) 770-4959                                   (972) 770-7228

BRINKER INTERNATIONAL ANNOUNCES TODD DIENER
WILL RETURN TO PRESIDENT'S ROLE AT CHILI'S GRILL & BAR

DALLAS (June 7, 2005) -- Brinker International, Inc. (NYSE EAT), announced today that Todd Diener will reassume the president's role at Chili's Grill & Bar.  Diener, a 23-year veteran of the company, had been serving as interim president of the brand, as well as Brinker's Chief Operating Officer.  He previously was Chili's president from 1998 to 2003.

"Todd's track record in managing our flagship brand is unparalleled," said Doug Brooks, Brinker President and CEO.  "In our search to fill the position, it became evident that the most uniquely qualified candidate was already within our organization.  We're very fortunate that Todd himself, after stepping back into the role on an interim basis, expressed a desire to return to the brand full-time. His leadership, as well as that of the management teams in place on the other brands within our portfolio, gives me great confidence in both the immediate and long-term future of this company," added Brooks.

"I look forward to once again working full-time with the outstanding team in place at Chili's," said Diener.  "The strategic initiatives they have implemented have laid a solid foundation on which we can continue to grow the brand and add meaningful value to our shareholders."

The company has no plans to fill the COO position.

Brinker International either owns, operates, franchises, or is involved in the ownership of 1,582 restaurants under the names Chili's Grill & Bar, Romano's Macaroni Grill, On The Border Mexican Grill & Cantina, Maggiano's Little Italy, Corner Bakery Cafe, and Rockfish Seafood Grill.

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